EXHIBIT 99(n)



                                AIG SERIES TRUST

                           PLAN PURSUANT TO RULE 18F-3


         AIG Series Trust (the "Trust") hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the disinterested Trustees.


                              CLASS CHARACTERISTICS

CLASS A SHARES:         Class A shares are subject to an initial sales charge, a
--------------          distribution  fee  pursuant to Rule 12b-1 under the 1940
                        Act ("Rule 12b-1 fee") payable at the annual rate of up to 0.10% of the average daily net assets of the class, and an account maintenance fee under the Rule 12b-1 Plan payable at the annual rate of up to 0.25% of the average daily net assets of the class. The initial sales charge is waived or reduced for certain eligible investors. In certain cases, as disclosed in the Prospectus and the Statement of Additional Information from time to time, Class A shares may be subject to a contingent deferred sales charge ("CDSC") imposed at the time of redemption if the initial sales charge with respect to such shares was waived.



CLASS C SHARES:         Class C  shares  are  subject  to a CDSC  which  will be
--------------          imposed on certain redemptions, a Rule 12b-1 fee payable
                        at the annual rate of up to 0.75% of the average  annual
                        net assets of the class, and an account  maintenance fee
                        under the Rule 12b-1 Plan  payable at the annual rate of
                        up to 0.25%  of the  average  daily  net  assets  of the
                        class.   The  CDSC  is  waived  for   certain   eligible
                        investors.



                         INCOME AND EXPENSE ALLOCATIONS

         Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the total value of each class of shares in relation to the total value of each class of shares of each series of the Trust (each a "Portfolio" and collectively, the "Portfolios").

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                           DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by each Portfolio to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.

                               EXCHANGE PRIVILEGE

         Each class of shares is generally exchangeable for the same class of shares of any other Portfolio or other SunAmerica Mutual Fund (subject to certain minimum investment requirements) at the relative net asset value per share.

                               CONVERSION FEATURES

         Class C shares will have no conversion rights.

                                     GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Trust for the existence of any material conflicts among the interests of its several classes. The Trustees, including a majority of the disinterested Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. AIG SunAmerica Asset Management Corp., the Trust's investment manager and adviser, will be responsible for reporting any potential or existing conflicts to the Trustee.

C. For purposes of expressing an opinion on the financial statements of the Trust, the methodology and procedures for calculating the net asset value and dividends/distributions of the classes and the proper allocation of income and expenses among such classes will be examined annually by the Trust's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants and Financial Accounting Standards Board.

Dated:   June 3, 2004


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